                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                        POPE & TALBOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1)  Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------
     (5)  Total fee paid:
          ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:
          ----------------------------------------------------------------------
     (3)  Filing Party:
          ----------------------------------------------------------------------
     (4)  Date Filed:
          ----------------------------------------------------------------------

                              POPE & TALBOT, INC.
                             1500 S.W. FIRST AVENUE
                             PORTLAND, OREGON 97201
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 30, 1998

                            ------------------------

    The Annual Meeting of Shareholders of Pope & Talbot, Inc. (the "Company"), a Delaware corporation, will be held at the Riverplace Hotel, 1510 Southwest Harbor Way, Portland, Oregon on Thursday, April 30, 1998, at 2:00 p.m., for the following purposes:

    1. To elect three persons to the Board of Directors of the Company to serve for a term of three years;

    2. To approve an amendment to the Stock Option and Appreciation Plan to (i) increase the number of shares of common stock authorized for issuance thereunder by an additional 300,000 shares and (ii) impose a 200,000-share limit on the maximum number of shares of common stock for which any one participant in such Plan may be granted stock options and stock appreciation rights in the aggregate per calendar year, beginning with the 1998 calendar year;

    3. To ratify the selection of independent public accountants for the year 1998; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only shareholders of record at the close of business on March 16, 1998, are entitled to receive notice of and to vote at the Annual Meeting.

    It is important that your shares be represented and voted at the Annual Meeting. Whether or not you currently intend to be present personally at the Annual Meeting, you are urged to complete, date, sign and return the accompanying proxy in the enclosed, self-addressed envelope requiring no postage if mailed in the United States. You may still vote in person if you do attend the Annual Meeting.

                                          By order of the Board of Directors

                                          Maria M. Pope
                                          TREASURER AND SECRETARY

Portland, Oregon
March 26, 1998

                                PROXY STATEMENT
                                    GENERAL

    The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting to be held April 30, 1998 and at any adjournment thereof. You may revoke it at any time prior to its use by a written communication to Maria M. Pope, Secretary of the Company, or by a duly executed proxy bearing a later date. Shareholders attending the Annual Meeting may vote their shares in person even though they have already given a proxy. Properly executed proxies not revoked will be voted in accordance with the specifications thereon at the Annual Meeting and at any adjournment thereof.

    Only shareholders of record at the close of business on March 16, 1998 are entitled to vote at the Annual Meeting. On that date, the Company had outstanding 13,481,441 shares of common stock entitled to vote. Each share is entitled to one vote except that the election of directors will be conducted pursuant to cumulative voting. Under cumulative voting, each share of common stock is entitled to one vote multiplied by the number of directors to be elected, and that number of votes may be cast for one director or may be distributed among any number of directors as designated by the shareholder or his or her proxy. The Company intends to mail this proxy statement and proxy card, together with the 1997 Annual Report, to its shareholders on March 26, 1998.

    Shares of common stock represented by proxies in the accompanying form which are properly executed and returned to the Company will be voted at the Annual Meeting of Shareholders in accordance with the shareholders' instructions contained in such proxies. Where no such instructions are given, the shares will be voted for the election of directors as described herein, for approval of the amendment to the Stock Option and Appreciation Plan, for ratification of Arthur Andersen LLP as the Company's independent public accountants for 1998 and at the discretion of the proxy holders on such other matters as may come before the Annual Meeting.

    A majority of the shares of the Company's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be required. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are each included in the number of shares present for quorum purposes. Abstentions, which may be specified on all proposals other than the election of directors, are counted in tabulations of the votes cast on proposals presented to shareholders and will have the same effect as negative votes; whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

    The Board of Directors presently consists of nine directors divided into three classes serving staggered three-year terms. Three directors are to be elected at the Annual Meeting, each to hold office until the 2001 Annual Meeting of Shareholders and until a successor has been elected and qualified. All nominees are presently directors. Six directors will continue to serve in accordance with their prior elections. Unless otherwise instructed, the proxy holders named on the enclosed proxy card intend to utilize the cumulative voting right described above to distribute the votes represented by proxies in such proportion as they shall determine between the three nominees or their substitutes so as to elect the maximum number of such persons. The Board of Directors expects that all of these nominees will be available for election, but in the event that any of these nominees is not so available at the time of the Annual Meeting, proxies received will be voted for a substitute nominee to be designated by the Board of Directors. The Board of Directors unanimously recommends a vote for election of all of the nominees as Directors.

CERTAIN INFORMATION REGARDING DIRECTORS AND OFFICERS

    The names of the nominees and the directors continuing in office, their ages, the year each first became a director, their principal occupations during at least the last five years and other directorships held by each are set forth below:

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
                     FOR A THREE-YEAR TERM EXPIRING IN 2001

    HAMILTON W. BUDGE, age 69, has been a director of the Company since 1967. Mr. Budge is also a member of the Board's Human Resources and Nominating Committee. Prior to his retirement in 1990, Mr. Budge was a partner in the law firm of Brobeck, Phleger and Harrison LLP and has been of counsel to that firm since his retirement. Brobeck, Phleger and Harrison LLP is outside general counsel to the Company. Mr. Budge is also a director of TCI International, Inc.

    CHARLES CROCKER, age 59, has been a director of the Company since 1986. Mr. Crocker is also a member of the Board's Audit Committee. Since September 1997, Mr. Crocker has served as Chairman of the Board, President and Chief Executive Officer of BEI Technologies, Inc., a diversified electronics company specializing in electronic sensors and motion control products, and as Chairman of the Board of BEI Medical Systems Company, a medical device company specializing in diagnostic and therapeutic products for the women's health care market. From 1974 until September 1997, Mr. Crocker served as Chairman of the Board of BEI Electronics, Inc., a diversified technology firm. He has been President of Crocker Capital, a private venture capital firm, since 1985. Mr. Crocker is also a director of BEI Technologies, Inc., BEI Medical Systems Company, Fiduciary Trust Company International and Keravision, Inc.

    MICHAEL FLANNERY, age 54, has been a director of the Company since September 1995, when he was also elected President of the Company. From August 1987 to September 1995, he was Group Vice President, Wood Products Division for the Company.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                             TERM EXPIRING IN 1999

    WARREN E. MCCAIN, age 72, has been a director of the Company since 1989. Mr. McCain is also a member of the Board's Human Resources and Nominating Committee. From 1991 until his retirement in February 1996, Mr. McCain was Chairman of the Executive Committee of Albertson's, Inc., a grocery store chain, and from 1976 to 1991 was Chairman of the Board and Chief Executive Officer of Albertson's. Mr. McCain is also a director of Albertson's, Inc. and Ameristar Casinos Inc.

    ROBERT STEVENS MILLER, JR., age 56, has been a director of the Company since 1993. Mr. Miller is also a member of the Board's Audit and Human Resources and Nominating Committees. Since October 1997, Mr. Miller has been the Chairman of the Board and Chief Executive Officer of Waste Management, Inc., an international provider of waste management services. Since September 1996, Mr. Miller has been the

Vice Chairman of the Board of Morrison Knudsen Corporation, an engineering and construction company, and from April 1995 to September 1996 he was the Chairman of the Board of Morrison Knudsen. From 1992 to February 1993, he was a senior partner with the investment banking firm of James D. Wolfensohn, Inc. Prior to that time, he was with Chrysler Corporation, an automobile manufacturer, as the Vice Chairman of the Board from 1990 to 1992 and as the Chief Financial Officer from 1981 to 1990. Mr. Miller is also a director of Federal-Mogul Corporation, Fluke Corporation, Morrison Knudsen Corporation, Symantec, Inc. and Waste Management, Inc.

    HUGO G. L. POWELL, age 53, has been a director of the Company since 1985. Mr. Powell is also a member of the Board's Audit Committee. Since September 1997, Mr. Powell has been Chief Executive Officer-- Americas of Labatt Brewing Company, Ltd., beverage manufacturers and distributors. Prior to that time, he was Chief Operating Officer--Americas of Labatt Brewing Company, Ltd. from 1994 to September 1997 and was President of Labatt Breweries of Canada from 1992 to 1994.

                             TERM EXPIRING IN 2000

    GORDON P. ANDREWS, age 41, has been a director of the Company since 1994. Mr. Andrews is also a member of the Board's Audit Committee. Since 1982, Mr. Andrews has been associated with Andrews Associates, Inc., a management consulting firm, as a director and in various management positions. He has been the President of Andrews Associates, Inc. since 1993. Mr. Andrews was Vice President of Institutional Sales for Shearson Lehman Brothers from 1990 to 1992.

    PETER T. POPE, age 63, has been a director of the Company since 1962. Since 1971, Mr. Pope has been Chairman of the Board and Chief Executive Officer of the Company. From 1990 to September 1995, he was also President of the Company. Mr. Pope is also a director of the Newhall Land and Farming Company and Pope MGP, Inc. and Pope EGP, Inc., General Partners of Pope Resources.

    BROOKS WALKER, JR., age 69, has been a director of the Company since 1981. Mr. Walker is also a member of the Board's Audit and Human Resources and Nominating Committees. Since 1988, Mr. Walker has been General Partner of Walker Investors, a venture capital investment partnership. Mr. Walker is also a director of AT&T Capital Corporation, The Gap, Inc. and Greylock Management Corporation.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth information, as of January 30, 1998, regarding the number of shares of the common stock of the Company beneficially owned by each director, by each of the executive officers named in the Summary Compensation Table below, and by all directors and executive officers as a group.

                                                        AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                      ---------------------------------------------
                                                                    OPTIONS EXERCISABLE                PERCENT OF
                                                       CURRENTLY     WITHIN 60 DAYS OF                 OUTSTANDING
NAME OF INDIVIDUAL OR IDENTITY OF GROUP                 OWNED(1)     JANUARY 30, 1998      TOTAL      COMMON STOCK
----------------------------------------------------  ------------  -------------------  ----------  ---------------
Gordon P. Andrews...................................    217,384(3)           3,000          220,384          1.6%
Hamilton W. Budge...................................     20,000(4)           3,000           23,000              (2)
Charles Crocker.....................................      1,000              3,000            4,000              (2)
Robert J. Day.......................................       --               --               --                  (2)
Michael Flannery....................................     16,235(4)          51,370           67,605              (2)
Abram Friesen.......................................      1,700             11,816           13,516              (2)
William G. Frohnmayer...............................        323             55,930           56,253              (2)
Carlos M. Lamadrid(6)...............................     12,837(4)          31,810           44,647              (2)
Warren E. McCain....................................      1,000              3,000            4,000              (2)
Robert Stevens Miller, Jr...........................      1,000(4)           3,000            4,000              (2)
Peter T. Pope.......................................    434,536(5)         254,560          689,096          5.1%
Hugo G. L. Powell...................................       --                3,000            3,000              (2)
Brooks Walker, Jr...................................      1,600              3,000            4,600              (2)
All directors and executive officers as a group (13
  persons including persons listed above)...........    707,615            426,486        1,134,101          8.4%

------------------------

(1) Except as otherwise noted, the directors and named executive officers and all directors and officers as a group have sole voting and investment power with respect to the shares listed.

(2) Less than one percent of the outstanding common stock.

(3) Includes 37,908 shares for which he is co-trustee for his children, and 2,600 shares for which his wife is trustee for his children. Mr. Andrews is Emily T. Andrews' son. See Beneficial Ownership of Over 5% of Pope & Talbot Common Stock below.

(4) Investment and voting power shared with his wife.

(5) Includes 80,000 shares for which he shares investment and voting power with Emily T. Andrews and for which he disclaims beneficial ownership. Refer to Emily T. Andrews in table disclosing Beneficial Ownership of Over 5% of Pope & Talbot Common Stock. Also includes 27,317 shares owned by his wife as to which he disclaims beneficial ownership.

(6) Mr. Lamadrid retired from the Company on August 31, 1997.

INFORMATION ON THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors has as its two standing committees the Audit Committee and the Human Resources and Nominating Committee. These committees are composed entirely of non-employee directors.

    The Audit Committee is currently comprised of Brooks Walker, Jr., Chairman, Gordon P. Andrews, Charles Crocker, Robert Stevens Miller, Jr. and Hugo G. L. Powell. The Audit Committee monitors, on a periodic basis, the performance of the independent public accountants and recommends their engagement or dismissal to the Board of Directors. It also reviews with the independent public accountants the scope and results of their audits and their independence with respect thereto and the adequacy of the Company's accounting and financial controls.

    The Human Resources and Nominating Committee is currently comprised of Hamilton W. Budge, Chairman, Warren E. McCain, Robert Stevens Miller, Jr. and Brooks Walker, Jr. The Human Resources and Nominating Committee generally performs the functions of a compensation committee and recommends salary, incentive compensation and bonus arrangements for the Company's senior management. Its recommendations are acted upon by the Board of Directors. The Human Resources and Nominating Committee also has sole authority to administer the Company's stock option and stock bonus plans and make grants or awards thereunder. It also has the responsibility to make recommendations to the Board of Directors on the Board's compensation and on additions or deletions of Board members.

    The Board of Directors held eight meetings during 1997. The Audit Committee held three meetings and the Human Resources and Nominating Committee held four meetings. Each director, except for Hugo G.L. Powell, attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board, and
(ii) the total number of meetings held by all committees of the Board on which he served. Mr. Powell attended 73 percent of the aggregate number of the meetings of the Board and Audit Committee (eight out of eleven possible meetings).

DIRECTOR REMUNERATION

    Each director of the Company, except Messrs. Flannery and Pope, is paid $18,000 per year. In addition, each director, except Messrs. Flannery and Pope, is paid $1,000 for every Board meeting attended plus $700 for each meeting of a standing committee of the Board attended if that meeting is held on the same day as a Board meeting and $1,000 otherwise.

    Under the automatic option grant program in effect under the Company's 1996 Non-Employee Director Stock Option Plan ("Director Plan"), an individual who first becomes a non-employee member of the Board will receive an automatic option grant for 2,000 shares of the Company's common stock upon commencement of Board service, and each individual with six or more months of Board service will receive an automatic option grant for an additional 1,000 shares at each Annual Shareholders Meeting at which he continues to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting. On April 30, 1996, the date of the 1996 Annual Shareholders Meeting, each non-employee Board member received an automatic option grant under the Director Plan for 2,000 shares of common stock with an exercise price of $15.25 per share, the fair market value per share of common stock on the grant date. On April 30, 1997, the date of the 1997 Annual Shareholder Meeting, each non-employee Board member received an automatic option grant under the Director Plan for 1,000 shares of common stock with an exercise price of $14.375 per share, the fair market value per share of common stock on the grant date. Each 2,000-share and 1,000-share option has a term of ten years and is exercisable immediately upon grant.

    No other compensation is paid to the non-employee members of the Board with respect to their service on the Board.

         BENEFICIAL OWNERSHIP OF OVER 5% OF POPE & TALBOT COMMON STOCK

    The following table lists beneficial owners of more than 5% of Pope & Talbot, Inc. common stock as of December 31, 1997.

                                                             VOTING POWER           INVESTMENT POWER
                                                        -----------------------  -----------------------               PERCENT
                                                          SOLE        SHARED       SOLE        SHARED       TOTAL     OF CLASS
                                                        ---------  ------------  ---------  ------------  ---------  -----------
Emily T. Andrews(1) ..................................    813,361     80,000(2)    813,361     80,000(2)    893,361         6.6%
  600 Montgomery Street
  San Francisco, CA 94111
National Rural Electric ..............................    860,600       --         860,600       --         860,600         6.4%
  Cooperative Association
  4301 Wilson Blvd.
  Arlington, VA 22203

------------------------

(1) Emily T. Andrews is the mother of Gordon P. Andrews. See Security Ownership of Management table.

(2) Represents shares for which she shares voting and investing power with Peter
    T. Pope and for which she disclaims beneficial ownership. Refer to Peter T. Pope in table disclosing Security Ownership of Management.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth the compensation earned by the Company's Chief Executive Officer, and each of the Company's other executive officers whose compensation for the 1997 fiscal year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, respectively. The individuals named in such table will be subsequently referred to as the "Named Executive Officers." Mr. Carlos Lamadrid is also included in such table on the basis of the salary and bonus he earned for the 1997 fiscal year although he retired from the Company prior to the end of such fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM COMPENSATION
                                                                   ANNUAL COMPENSATION
                                                          --------------------------------------   -----------------------
                                                                                       OTHER
                                                                                       ANNUAL      OPTIONS/    ALL OTHER
                                                            SALARY       BONUS      COMPENSATION     SARS     COMPENSATION
NAME AND PRINCIPAL POSITION                         YEAR    ($)(1)       ($)(1)         ($)          (#)         ($)(2)
--------------------------------------------------  ----  ----------   ----------   ------------   --------   ------------
Peter T. Pope ....................................  1997  449,666      162,359         --            --          4,750
  Chairman of the Board                             1996  428,820        --            --           40,000       4,750
  and Chief Executive Officer                       1995  420,434        --            --           43,700       4,500

Michael Flannery(3) ..............................  1997  292,700       90,586         --           30,000       4,750
  President and                                     1996  277,049        --            --           35,000       4,750
  Chief Operating Officer                           1995  223,262        --            --           24,600       4,500

Robert J. Day(4) .................................  1997   85,420       30,751        17,483(5)     30,000       2,050
  Senior Vice President and                         1996    --           --            --            --          --
  Chief Financial Officer                           1995    --           --            --            --          --

Carlos M. Lamadrid(6) ............................  1997  143,280        --           37,559(7)      --        497,766(8)
  Senior Vice President,                            1996  203,688        --            --           14,000       4,750
  Secretary and                                     1995  197,756        --            --           12,300       4,500
  Chief Financial Officer

Abram Friesen(9) .................................  1997  177,711(10)   82,480(10)     --           15,000       --
  Vice President-Division Mgr.                      1996  170,370(10)    --            --           14,000       --
  Wood Products Division                            1995    --           --            --            --          --

William G. Frohnmayer ............................  1997  197,386       33,226         --            --          4,750
  Vice President-Division Mgr.                      1996  187,698        --            --           14,000       4,750
  Fiber Products Division                           1995  183,484        --            --           12,300       4,500

------------------------

 (1) Includes salary and bonus deferred under the Company's Tax Deferred Savings Plan.

 (2) Consists of contributions made by the Company to the Tax Deferred Savings Plan on behalf of each Named Executive Officer.

 (3) Until September 1995, Mr. Flannery was Group Vice President, Wood Products Division.

 (4) Mr. Day was hired as Senior Vice President and Chief Financial Officer in August 1997.

 (5) Consists of reimbursement by the Company of certain moving expenses incurred by Mr. Day in relocating to Portland, Oregon.

 (6) Mr. Lamadrid retired from the Company on August 31, 1997.

 (7) Consists of payment by the Company to Mr. Lamadrid of earned vacation benefits upon his retirement.

 (8) In addition to contributions of $4,750 made by the Company to the Tax Deferred Savings Plan, this amount consists of (i) the actuarial present value of the additional pension benefits to which he became entitled in connection with his retirement totaling $266,658, (ii) a retirement cash bonus equal to one hundred percent of base salary, or $217,008, and (iii) a retirement gift valued at $9,350.

 (9) Mr. Friesen was named Vice President-Division Manager, Wood Products Division in February 1996. Prior to February 1996, Mr. Friesen did not hold the office of an executive officer of the Company; however, Mr. Friesen did serve as President of Pope & Talbot Ltd., a wholly-owned Canadian subsidiary of the Company.

 (10) Mr. Friesen is compensated in Canadian dollars. The compensation above reflects the conversion to U.S. dollars using year-end 1997 and 1996 Canadian to U.S. exchange rates of .6992 and .7297, respectively.

STOCK OPTION AND STOCK APPRECIATION RIGHTS

    The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") made under the Company's Stock Option and Appreciation Plan ("Stock Option Plan") for the 1997 fiscal year to the Named Executive Officers:

                           OPTION/SAR GRANTS IN 1997

                                                                                                                  POTENTIAL
                                                                                                                  REALIZABLE
                                                                       INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                    --------------------------------------------------------        ANNUAL
                                                                     % OF TOTAL                                 RATES OF STOCK
                                                      NUMBER OF     OPTIONS/SARS                                    PRICE
                                                     SECURITIES      GRANTED TO                                APPRECIATION FOR
                                                     UNDERLYING      EMPLOYEES     EXERCISE OR                  OPTION TERM(4)
                                                    OPTIONS/SARS     IN FISCAL      BASE PRICE    EXPIRATION   ----------------
                                                    GRANTED(1)(2)       YEAR       ($/SHARE)(3)      DATE       5%($)   10%($)
                                                    -------------   ------------   ------------   ----------   -------  -------
Peter T. Pope.....................................     --              --             --             --          --       --
Michael Flannery..................................     30,000           29.4          14.375       4/29/07     271,211  687,301
Robert J. Day.....................................     30,000           29.4          20.125       7/23/07     379,695  962,222
Carlos M. Lamadrid................................     --              --             --             --          --       --
Abram Friesen.....................................     15,000           14.7          14.375       4/29/07     135,605  343,651
William G. Frohnmayer.............................     --              --             --             --          --       --

------------------------

(1) Options become exercisable for the option shares in a series of 5 equal and successive annual installments, beginning April 30, 1998 for Michael Flannery and Abram Friesen and July 24, 1998 for Robert J. Day. Each option becomes immediately exercisable for all of the option shares in the event the Company is acquired by merger or sale of substantially all of the Company's assets or outstanding common stock, unless the option is assumed or otherwise replaced by the acquiring entity. Upon the termination of the optionee's employment within 18 months after (i) an acquisition of the Company which does not otherwise result in the immediate acceleration of the option or (ii) any hostile change in control of the Company effected by tender offer for 25% or more of the outstanding common stock or proxy contest for Board membership, the option will become immediately exercisable for all of the option shares. Option acceleration will, however, in all instances be limited so as to avoid excess parachute payments under the federal tax laws. For further information concerning these option acceleration provisions, please see the section below entitled Employment Contracts and Change in Control Arrangements. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee's cessation of service with the Company.

(2) The Stock Option Plan permits the granting of two types of stock appreciation rights: Tandem Stock Appreciation Rights and Independent Stock Appreciation Rights. Tandem Stock Appreciation Rights allow the holder to elect between the exercise of the underlying option for shares of common stock or the surrender of such option for an appreciation distribution from the Company, payable in cash or in shares of common stock. Independent Stock Appreciation Rights may be exercised for an appreciation distribution concurrently with (or within a period not to exceed 12 months following) the exercise of the underlying option for shares of common stock and do not require that option to be surrendered. None of the options granted in 1997 included stock appreciation rights.

(3) The exercise price of each option may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise. The optionee may be permitted, subject to the approval of the Plan Administrator, to apply a portion of the shares purchased under the option (or to deliver existing shares of common stock) in satisfaction of such tax liability.

(4) The potential realizable value illustrates the value that might be realized upon exercise of the options immediately prior to the expiration of their maximum 10-year term, assuming the specified compounded rates of appreciation on the Company's common stock over the option term. However, there is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the executive officers. In addition, these assumed values do not take into account option provisions which trigger the termination of the option following cessation of employment, the nontransferability of the options and the vesting schedule in effect for each option which is contingent upon continuous service with the Company for periods of up to five years.

OPTION/SAR EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning exercise of options during the 1997 fiscal year and unexercised options held as of the end of that fiscal year. No SARs were exercised during the 1997 fiscal year by the Named Executive Officers, nor were any SARs outstanding at the end of such fiscal year.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                    VALUE REALIZED                                   VALUE OF UNEXERCISED
                                                     (MARKET PRICE      NUMBER OF SECURITIES             IN-THE-MONEY
                                         SHARES           AT           UNDERLYING UNEXERCISED             OPTIONS AT
                                        ACQUIRED     EXERCISE LESS      OPTIONS AT FY-END(#)             FY-END($)(1)
                                       ON EXERCISE     EXERCISE      --------------------------  ----------------------------
NAME                                       (#)         PRICE)($)     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  -----------  ---------------  -----------  -------------  -------------  -------------
Peter T. Pope........................      14,000         31,500        221,020        79,820          2,313         --
Michael Flannery.....................      23,080        110,385         34,350        78,960         --             20,625
Robert J. Day........................      --             --             --            30,000         --             --
Carlos M. Lamadrid...................      13,960         58,179         31,810        24,780         --             --
Abram Friesen........................       5,360         25,200          6,816        30,280         --             10,313
William G. Frohnmayer................      --             --             45,570        24,780            260         --

------------------------

(1) Based upon the market price of $15.0625 per share, which was the closing selling price of the Company's common stock on the last day of the 1997 fiscal year, less the exercise price payable per share.

PENSION PLANS

    The following table shows the estimated annual pension benefits payable in the aggregate to a covered participant as a single life annuity beginning at normal retirement age (age 65) under the Company's qualified defined benefit pension plan and the nonqualified supplemental pension plans which provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code and other applicable limitations on qualified plan benefits. The estimated benefits are based upon the remuneration that is covered under the plans and years of service with the Company and its subsidiaries and are not subject to offsets for Social Security retirement benefits:

                               PENSION PLAN TABLE

   FINAL                           YEARS OF SERVICE
  AVERAGE     ----------------------------------------------------------
   SALARY         15          20          25          30          35
------------  ----------  ----------  ----------  ----------  ----------
 $  100,000   $   25,871  $   34,494  $   43,118  $   45,618  $   48,118
    125,000       33,371      44,494      55,618      58,743      61,868
    150,000       40,871      54,494      68,118      71,868      75,618
    175,000       48,371      64,494      80,618      84,993      89,368
    200,000       55,871      74,494      93,118      98,118     103,118
    225,000       63,371      84,494     105,618     111,243     116,868
    250,000       70,871      94,494     118,118     124,368     130,618
    300,000       85,871     114,494     143,118     150,618     158,118
    350,000      100,871     134,494     168,118     176,868     185,618
    400,000      115,871     154,494     193,118     203,118     213,118
    450,000      130,871     174,494     218,118     229,368     240,618
    500,000      145,871     194,494     243,118     255,618     268,118

    A participant's compensation covered by the Company's pension plan is his or her average salary for the five consecutive calendar plan years within the last ten years of the participant's career for which such average is the highest or, in the case of a participant who has been employed for less than five full calendar years, the period of his or her employment with the Company. Covered compensation estimated for Named Executive Officers as of the end of the last calendar year is: Mr. Pope, $452,568; Mr. Flannery, $294,588; Mr. Day, $205,008; Mr. Lamadrid, $217,008; Mr. Friesen, $179,404; and
Mr. Frohnmayer, $198,660. Mr. Friesen is compensated in Canadian dollars and the estimated covered compensation shown has been converted to U.S. dollars using the year-end 1997 exchange rate of .6992. The estimated years of service for each Named Executive Officer is as follows: Mr. Pope, 32 years; Mr. Flannery, 11 years; Mr. Day, 1 year; Mr. Lamadrid, 24 years; Mr. Friesen, 10 years; and Mr. Frohnmayer, 20 years. Refer to Employment Contracts, Change in Control Arrangement and Retirement Arrangement for discussion of Mr. Lamadrid's retirement benefits.

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL ARRANGEMENT AND RETIREMENT ARRANGEMENT

    The Company does not have any employment agreements with any of the executive officers named in the Summary Compensation Table. However, on February 5, 1998, the Company entered into new severance agreements with each of the Named Executive Officers which replaced their existing severance agreements. Under the new agreements, the executive officers will be entitled to certain benefits in the event their employment is involuntarily terminated (other than for cause) within 18 months following a change in control of the Company. Involuntary termination is defined in each severance agreement as the officer's involuntary dismissal (other than for cause) by the Company or his resignation in connection with a material reduction in his duties, a reduction in his level of compensation by more than 20% or a relocation of his principal place of employment by more than 50 miles.

    Upon such an involuntary termination, the officer will be entitled to the following severance benefits: (i) a cash severance payment equal to two times his annual rate of base salary plus one times his target bonus for the year in which such termination occurs, (ii) accelerated vesting of all of his outstanding stock options and (iii) continued health care coverage for himself and his eligible dependents for up to 18 months at the Company's expense. However, the total benefit package (as valued under the federal parachute tax laws and regulations) will be limited to 2.99 times the officer's average W-2 wages from the Company for the 5 calendar years immediately preceding the calendar year in which the change in control occurs. This limitation is designed to prevent the benefit package from becoming an excess parachute payment under the federal tax laws.

    Each severance agreement contains a detailed procedure for valuing the officer's total benefit package and determining whether or not the total value of the package exceeds the parachute payment limitation. In no event, however, will benefits be reduced if they are found to represent reasonable compensation for the officer's services with the Company prior to involuntary termination.

    For purposes of each severance agreement, a change in control will be deemed to occur upon: (i) the successful acquisition of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company's outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend the Company's shareholders to accept, (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board, (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, or (iv) any merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to person or persons different from the persons holding those securities immediately prior to such transaction.

    In the event benefits were to become due in the year ending December 31, 1998 under the severance agreements currently in effect for the executive officers listed in the Summary Compensation Table, the maximum amounts payable would be as follows: Mr. Pope, $1,527,950; Mr. Flannery, $1,017,717; Mr. Day, $612,950; Mr. Friesen, $565,654; and Mr. Frohnmayer, $782,102. Mr. Friesen is compensated in Canadian dollars and this maximum amount payable has been converted to U.S. dollars using the year-end 1997 exchange rate of .6992.

    The Human Resources and Nominating Committee of the Company's Board of Directors approved a special early retirement arrangement for Mr. Lamadrid pursuant to which he retired from the Company on August 31, 1998. Under the arrangement, Mr. Lamadrid was provided the following benefits upon his retirement: (i) pension benefits calculated under the Company's pension plans as if he had continued in employment for an additional three years through age sixty-five and his salary had increased at the rate of three percent per year over that three-year period, (ii) continued health care coverage through age sixty-five, (iii) a cash bonus equal to one hundred percent of base salary and
(iv) a one-year period following his retirement date in which to exercise his outstanding options for any shares for which those options are exercisable on his retirement date. Refer to Summary Compensation Table, Option/SAR Exercises and Holdings and Pension Plans for related information.

                HUMAN RESOURCES AND NOMINATING COMMITTEE OF THE
                               BOARD OF DIRECTORS
                         EXECUTIVE COMPENSATION REPORT

    The Human Resources and Nominating Committee of the Board of Directors has furnished the following report on executive compensation.

    It is the duty of the Human Resources and Nominating Committee to set the base salary of the Company's executive officers and to administer the Company's Stock Option and Appreciation Plan under which grants may be made to such officers and other key employees. In addition, the Human Resources and Nominating Committee administers the Company's Executive Incentive Plan under which the Company's executive officers and other key employees may earn additional bonus amounts each year based upon individual performance and the Company's attainment of specified performance goals.

GENERAL COMPENSATION POLICY

    The fundamental policy of the Human Resources and Nominating Committee in compensation matters is to offer the Company's executive officers competitive compensation opportunities based upon their personal performance and their contribution to the financial success of the Company. It is an objective of this policy to have a substantial portion of each officer's total annual compensation contingent upon the achievement of financial objectives and performance goals. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which is designed primarily to be competitive with base salary levels in effect both at companies within the forest products industry which are of comparable size to the Company and at companies outside of such industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Human Resources and Nominating Committee, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's shareholders. As an employee's level of responsibility and accountability within the Company increases over time, a greater portion of his or her total compensation is intended to be dependent upon Company and personal performance and stock price appreciation rather than upon base salary.

    In order to facilitate the implementation of these policies, the Human Resources and Nominating Committee has in the past employed, and expects to continue to employ, the services of a nationally recognized, independent compensation consulting firm.

    FACTORS. The principal factors considered by the Human Resources and Nominating Committee in establishing the components of each officer's compensation package for the 1997 fiscal year are summarized below:

    - BASE SALARY. The base salary for each executive officer is determined on the basis of internal comparability considerations and the base salary levels in effect for comparable positions at the Company's principal competitors, both inside and outside the industry. Within the forest products industry the peer group consists of 34 companies of which 21 are included in the Value Line Paper and Forest Products Index which is included in the stock price performance graph on page 16. The base salary level for executive officers is generally at the median level determined for such individuals on the basis of the external salary data provided to the Committee by the independent compensation consulting firm. Salaries are reviewed on an annual basis, and adjustments to each executive officer's base salary are based upon individual performance and salary increases paid by the Company's competitors.

    - ANNUAL INCENTIVE COMPENSATION. An annual bonus may be earned by each executive officer under the terms of the Executive Incentive Plan, provided the Company's earnings for the fiscal year exceed 4% of shareholder equity, as measured at the start of that year. For the 1997 fiscal year, bonuses under this program were based on the following factors: (i) the extent to which the company-wide performance objective was obtained, (ii) earnings achieved at the division level, for those executives who are division leaders rather than corporate officers, and
      (iii) personal performance. The target bonus for each executive officer was established by the Human Resources and Nominating Committee at the start of the year, with the target bonus per executive officer set at 25% to 35% of base salary (in accordance with his position at the Company) and the maximum bonus limited to a range between 50% and 70% of base salary for the year. The after-tax earnings for the 1997 fiscal year exceeded the company-wide threshold (which is the minimum amount under the Plan before any bonus awards can be made) by approximately 34%, and the bonuses paid for that year to each of the executive officers named in the Summary Compensation Table are indicated in the bonus column.

    - LONG-TERM INCENTIVE COMPENSATION. In April 1997, the Human Resources and Nominating Committee approved the grants of stock options to certain executive officers under the Company's Stock Option and Appreciation Plan (see the table titled "Option/SAR Grants in 1997" on page 8). These grants are designed to align the interests of each executive officer with those of the Company's shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The option grant to each executive officer for the 1997 fiscal year was based on maintaining the total number of option grants made to each executive officer over the past ten years to a competitive median level based upon recommendations submitted by the independent compensation consulting firm retained by the Company.

      Each option grant allows the officer to acquire shares of the Company's common stock at a fixed price per share (the market price on the date preceding the grant date) over a specified period of time (up to 10 years). The exercisability of these stock options generally vests in equal installments over a five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company for one or more years during which the option vests, and then only if the market price of the underlying shares appreciates over the option term.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation exceeding $1 million paid to certain of their executive officers. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per covered officer. If the stockholders approve the proposal to amend the Company's Stock Option and Appreciation Plan at the 1998 annual meeting, then any compensation deemed paid in connection with the exercise of outstanding options under the Company's Stock Option and Appreciation Plan will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The

Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In setting the compensation payable to the Company's Chief Executive Officer, Mr. Pope, the Human Resources and Nominating Committee has sought to establish a competitive rate of base salary, while at the same time tying a significant percentage of his overall compensation package to individual and Company performance and stock price appreciation.

    Mr. Pope's base salary is established through an evaluation of salaries paid to similarly situated chief executive officers both at companies in the forest products industry which are of comparable size to the Company and at companies in other industries with which the Company competes for executive personnel. These same companies form the peer group for comparative compensation purposes for all other executive officers of the Company. In setting Mr. Pope's base salary, it is the intent of the Human Resources and Nominating Committee to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors. For the 1997 fiscal year, Mr. Pope's base salary was set at the median level in effect for chief executive officers at the surveyed companies. In February 1998, the Human Resources and Nominating Committee conducted its annual review of Mr. Pope's base salary level and increased his base salary by 5% effective March 1, 1998. The increase was designed to maintain Mr. Pope's base salary at approximately the mid-point for the 1998 calendar year.

    On the basis of (i) the Company's success in exceeding the after-tax earnings threshold (which is the minimum amount under the Plan before any bonus awards can be made) for the 1997 fiscal year by more than 34% and (ii) Mr. Pope's individual performance during that year, the Human Resources and Nominating Committee awarded him a cash bonus under the Executive Incentive Plan in the amount of $162,359.

    The Human Resources and Nominating Committee did not grant stock options to Mr. Pope for 1997.

                       HUMAN RESOURCES AND NOMINATING COMMITTEE

      Hamilton W. Budge                         Robert Stevens Miller, Jr.
      Warren E. McCain                          Brooks Walker, Jr.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Human Resources and Nominating Committee serves as the Company's Compensation Committee, and its members are as named above. No member of the Human Resources and Nominating Committee was at any time during the 1997 fiscal year or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Human Resources and Nominating Committee.

    Mr. Budge is of counsel to the law firm of Brobeck, Phleger & Harrison LLP, outside general counsel to the Company.

                            STOCK PERFORMANCE CHART

    The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's common stock during the five fiscal-year period ended December 31, 1997, with the cumulative total return on the S&P 500 Index and the Value Line Paper and Forest Products Index for that same period. The comparison assumes $100 was invested on December 31, 1992 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             POPE & TALBOT, INC.    STANDARD & POORS 500   PAPER/FOREST PROD.
1992                       $100.00                $100.00             $100.00
1993                       $185.80                $110.09             $120.86
1994                       $106.33                $111.85             $124.06
1995                        $93.29                $153.80             $147.07
1996                       $117.44                $189.56             $171.91
1997                       $116.65                $252.82             $199.91

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Executive Compensation Report and the preceding Stock Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                 SECTION 16(a)--BENEFICIAL OWNERSHIP COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Company's common stock and other equity securities. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

    Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that there was compliance for the fiscal year ended December 31, 1997 with all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten-percent beneficial owners except that
(i) each of the Company's non-employee directors did not report on a timely-filed Form 5 the receipt of an option grant for 2,000 shares of the Company's Common Stock during 1996 and (ii) Mr. Day did not report on a timely-filed Form 3 his initial employment as an executive officer of the Company during 1997.

                                 PROPOSAL NO. 2
          APPROVAL OF AMENDMENTS TO STOCK OPTION AND APPRECIATION PLAN

    Shareholders are being asked to approve an amendment to the Company's Stock Option and Appreciation Plan ("Stock Option Plan") which would (i) increase the number of shares of common stock authorized for issuance under the Stock Option Plan by an additional 300,000 shares and (ii) impose a 200,000-share limit on the total number of shares for which any one participant may be granted stock options and separately exercisable stock appreciation rights in the aggregate per year, beginning with the 1998 calendar year.

    The amendment was adopted by the Board on February 4, 1998 and is intended to assure that the Company will have a sufficient share reserve under the Stock Option Plan to continue to utilize equity incentives to attract and retain the services of individuals essential to the long-term growth and financial success of the Company. In addition, the limitation on the maximum number of shares for which any one individual may be granted stock options and stock appreciation rights per calendar year will assure that any compensation deemed paid to the Company's executive officers upon their exercise of such stock options and stock appreciation rights with exercise prices equal to the fair market value per share on the grant date will qualify as tax-deductible performance-based compensation under the federal tax laws and will not otherwise be subject to the $1 million limitation per covered individual on the tax deductibility of compensation paid to certain executive officers of the Company.

    If the amendment to the Stock Option Plan is approved, the number of shares of common stock issuable in the aggregate under both the Stock Option Plan and the Company's Restricted Stock Bonus Plan will increase from 1,700,000 shares to 2,000,000 shares. However, the 300,000-share increase will affect only the number of shares of common stock available for issuance under the Stock Option Plan, and none of the additional 300,000 shares will be available for issuance under the Restricted Plan.

    The following is a summary of the principal features of the Stock Option Plan as most recently amended. This summary, however, does not purport to be a complete description of all the provisions of the Stock Option Plan. Any shareholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's executive offices in Portland, Oregon.

TERMS AND PROVISIONS OF OPTIONS

    Under the Stock Option Plan, both stock options and stock appreciation rights may be granted to eligible employees. The Company is authorized to issue up to 2,000,000 shares of common stock over the term of the Stock Option Plan pursuant to the exercise of stock options or stock appreciation rights granted thereunder, and such shares may be made available either from authorized but unissued shares of common stock or from shares reacquired by the Company, including shares purchased in the open market.

    Independent Stock Appreciation Rights (as defined below) may not be granted for more than 1,500,000 shares of common stock, and Tandem Stock Appreciation Rights (as defined below) may not be granted for more than 1,700,000 shares of common stock, over the term of the Stock Option Plan. In addition, Independent Stock Appreciation Rights and Tandem Stock Appreciation Rights may not be granted for more than 200,000 shares of common stock each in any one calendar year. In no event may more than 1,360,182 shares be issued under the Stock Option Plan after February 28, 1998 assuming shareholder approval of this proposal. As of February 28, 1998, options covering 960,154 shares of common stock were outstanding under the Stock Option Plan, and options for 400,028 shares remained available for future grant.

    During the period from January 1, 1997 to February 28, 1998, stock options were granted to the following individuals and groups under the Stock Option
Plan: Mr. Pope, no options; Mr. Flannery, options for 30,000 shares; Mr. Day, options for 30,000 shares; Mr. Lamadrid, no options; Mr. Friesen, options for 15,000 shares; Mr. Frohnmayer, no options; the current non-employee Board members as a group, no options; the nominees for election as Board members at the Annual Meeting as a group, no options; all executive officers as a group, options for 75,000 shares; and all current employees (other than executive officers) as a group, options for 51,700 shares. No stock appreciation rights were granted under the Stock Option Plan during such period.

    In no event may any one individual participating in the Stock Option Plan be granted stock options or separately exercisable stock appreciation rights for more than 200,000 shares in the aggregate per calendar year, beginning with the 1998 calendar year.

    In the event that any outstanding stock option or stock appreciation right expires or terminates, then any unissued shares subject to the unexercised portion of such stock option or stock appreciation right may again become the subject of a subsequent grant under the Stock Option Plan.

    In the event that any change is made to the common stock issuable under the Stock Option Plan (whether by reason of (A) any merger, consolidation or other reorganization or (B) any stock dividend, stock split, recapitalization or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (1) the maximum number and/or class of securities issuable under the Stock Option Plan, (2) the maximum number and/or class of securities for which Independent and Tandem Stock Appreciation Rights may each be issued over the term of the Stock Option Plan,
(3) the maximum number and/or class of securities for which Independent Stock Appreciation Rights and Tandem Stock Appreciation Rights may each be granted in any one calendar year, (4) the maximum number and/or class of securities which may in the aggregate be issued under the Stock Option Plan and the Restricted Plan, (5) the maximum number and/or class of securities for which stock options and separately exercisable stock appreciation rights may be granted to any one participant per calendar year, beginning with the 1998 calendar year, and (6) the number and/or class of securities and price per share in effect under each outstanding stock option and stock appreciation right.

ADMINISTRATION AND ELIGIBILITY

    The Stock Option Plan is administered by the Human Resources and Nominating Committee ("Committee") of the Board. The members of the Committee serve at the pleasure of the Board and may be removed at any time. The Committee has full authority to administer the Stock Option Plan, including authority to select the eligible employees to whom grants are to be made, to determine the nature and size of each such grant and to decide whether any granted options are to be incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code ("Code") or non-statutory stock options.

    The class of persons eligible to participate in the Stock Option Plan is limited to key employees of the Company (including officers, whether or not they are Board members). As of February 28, 1998, approximately 31 employees, including 5 executive officers, were eligible for selection as participants in the Stock Option Plan.

OPTION GRANTS

    The option price per share for option grants made under the Stock Option Plan may not be less than 85% of the fair market value per share of common stock on the grant date. The Committee will have full authority to determine the number of shares subject to each option grant, the time or times when the granted option is to become exercisable and the maximum term for which the option is to remain outstanding. However, no option may have an expiration date which is more than ten years after the grant date.

EXERCISE OF OPTIONS

    The granted options may either be immediately exercisable for the full number of shares purchasable thereunder or may become exercisable in cumulative increments over a period of months or years as determined by the Committee. The option price is payable upon exercise of the option and may be paid either in cash or in shares of common stock. The option may also be exercised through a same-day sale program without any cash outlay on the optionee's part.

VALUATION

    For all valuation purposes under the Stock Option Plan, the fair market value per share of common stock will be deemed to be equal to the closing selling price per share on the day immediately prior to the date such value is to be determined, as such price is quoted on the New York Stock Exchange Composite-Tape (or any similar successor quotation system). If there is no quotation available for such day, then the closing selling price on the next preceding day for which such quotation is available will be determinative of fair market value. On the basis of such valuation method, the fair market value per share of common stock was $13.75 on February 28, 1998.

STOCK APPRECIATION RIGHTS

    The Committee has the authority to grant stock appreciation rights to one or more optionees under the Stock Option Plan. Two types of stock appreciation rights are authorized for such issuance:

        (i) Tandem Stock Appreciation rights ("Tandem Rights") which require the holder to elect between the exercise of the underlying option for shares of common stock or the surrender of such option for an appreciation distribution from the Company equal to the excess of the fair market value of the shares of common stock subject to the surrendered option over the aggregate option price payable for those shares. Such rights may be tied to either ISOs or non-statutory options granted under the Stock Option Plan. The appreciation distribution will be made in the form of common stock (valued at fair market value on the surrender date) and cash in accordance with the relative percentages specified by the optionee. However, not less than 70% of the distribution must be made in common stock.

        (ii) Independent Stock Appreciation Rights ("Independent Rights") which are to be exercisable concurrently with (or within a period not to exceed twelve (12) months following) the exercise of the underlying stock option and without the surrender of that option. Accordingly, the optionee will be issued all the shares of common stock purchased under the exercised option, together with an appreciation distribution from the Company with respect to the exercised Independent Right. Such appreciation distribution will be in a dollar amount equal to a specified percentage (not to exceed 100%) of the product of (1) the number of shares of common stock covered by the exercised right and (2) the lower of (A) the excess of the fair market value per share of common stock on the exercise date over the base price per share in effect under the exercised right or (B) the ordinary income per share recognized by the holder in connection with the exercise of the underlying option for the same number of shares. Such rights may be granted only in connection with non-statutory option grants made under the Stock Option Plan.

        The base price in effect for each Independent Right will be determined by the Committee at the time of grant, but may not be less than 85% of the fair market value per share of common stock on the grant date.

        The appreciation distribution on the Independent Right will be paid in cash or in shares of common stock (valued as of the exercise date) or in a combination of cash and shares of common stock, as the Committee in its sole discretion deems appropriate.

       (iii) Cash/Stock Payments. No limitation exists on the aggregate amount of cash payments the Company may make in connection with the exercise of stock appreciation rights under the Stock Option Plan. However, to the extent the appreciation distribution on an exercised Independent Right is paid in shares of common stock, the number of shares remaining available for future issuance under the Stock Option Plan will be decreased. In addition, the shares of common stock subject to any option surrendered in connection with the exercise of a Tandem Right will not be available for subsequent grant under the Stock Option Plan.

TERMINATION AND TRANSFERABILITY

    If an optionee terminates employment with the Company other than by reason of death, then any stock options or stock appreciation rights held by such individual will not be exercisable for more than a twelve-month period following such termination of employment (but in no event later than the specified expiration date). However, the Committee does have the authority, exercisable at any time while the option or right remains outstanding, to extend the period of time for which such option or right is to remain exercisable following the optionee's termination of employment from the twelve-month (or shorter) period in effect for such option or right to such longer period of time as the Committee deems appropriate, but in no event later than the specified expiration date for the term of such option or right.

    During the period of exercisability following cessation of employment, the stock option or stock appreciation right may not be exercised for more than the number of shares of common stock for which such option or right is exercisable at the time of the optionee's cessation of employment. However, the Committee has complete discretion, exercisable at any time while the option or right remains outstanding, to permit the exercise of such option or right not only with respect to the number of shares for which such option or right is exercisable at the time of the optionee's termination of employment, but also with respect to one or more subsequent installments of purchasable shares for which the option or right would otherwise have become exercisable had such termination of employment not occurred.

    If an optionee dies while holding a stock option or stock appreciation right under the Stock Option Plan, then such option or right may, to the extent it is exercisable at the time of the optionee's death, be exercised by the personal representative of the optionee's estate or by the person inheriting such option or right. Such exercise may be effected at any time prior to the expiration date of the option or right or the first anniversary of the optionee's death, whichever occurs first.

ACCELERATION

    In the event that the Company or its shareholders agree to dispose of all or substantially all of the Company's assets or capital stock by means of a sale, merger, reorganization or liquidation, each option outstanding under the Stock Option Plan will become immediately exercisable with respect to the total number of shares at the time subject to such option.

    However, no such option acceleration will occur if the sale, merger, reorganization or liquidation requires either (i) the replacement of such option with a comparable option (as determined by the Company's Board of Directors) to purchase shares of stock of the successor corporation or its parent or (ii) the assumption of such option by the successor corporation or its parent. Immediately after the consummation of the sale, merger, reorganization or liquidation, all unexercised and unassumed options will expire.

SHAREHOLDER RIGHTS/ASSIGNABILITY

    No person will have any rights as a shareholder with respect to the shares of common stock subject to any stock option granted under the Stock Option Plan until such person has exercised the option and paid the exercise price for the purchased shares.

    Stock options and stock appreciation rights granted under the Stock Option Plan are, during the optionee's lifetime, exercisable only by such individual and may not be transferred except by will or by the laws of inheritance following the optionee's death.

SPECIAL TAX ELECTION

    The Committee may provide one or more holders of non-statutory options under the Stock Option Plan with the right to have the Company withhold a portion of the shares of common stock otherwise issuable to such individuals in satisfaction of the federal and state income and employment tax withholding liability incurred by such individuals in connection with the exercise of their options. Alternatively, the Committee may allow such individuals to deliver already existing shares of the Company's common stock in payment of such tax liability.

CANCELLATION AND RE-GRANT

    The Committee has the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all options and stock appreciation rights outstanding under the Stock Option Plan and to grant in substitution therefor new options or stock appreciation rights covering the same or different numbers of shares of common stock but with an option price or base price per share not less than 85% of the fair market value of the common stock on the new grant date.

AMENDMENT AND TERMINATION

    The Board may amend, suspend or discontinue the Stock Option Plan in whole or in part at any time, except that such action may not adversely affect rights and obligations with respect to stock options and stock appreciation rights outstanding at the time. Furthermore, the Board may not, without shareholder approval, modify the Stock Option Plan in a manner which would materially increase the number of shares of common stock which may be issued over the term of the Stock Option Plan, the number of shares of common stock for which stock appreciation rights may be granted over the term of the Stock Option Plan, the number of shares of common stock for which stock appreciation rights may be granted in any one calendar year, the aggregate number of shares of common stock which may be issued under the Stock Option Plan and the Restricted Plan or the maximum number of shares for which any one participant may be granted stock options or stock appreciation rights per calendar year (unless necessary, in any such instance, to effect the adjustments described above in the event of certain changes in the Company's capital structure).

    Unless sooner terminated by action of the Board, the Stock Option Plan will terminate upon the earlier of (i) December 31, 2002, or (ii) the issuance of all the shares of common stock available for issuance under the Stock Option Plan. Any stock options or stock appreciation rights outstanding at the time of a clause (i) termination will continue in force and effect in accordance with the provisions of the instruments evidencing such options or rights.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general description of the Federal income tax consequences of stock options and stock appreciation rights granted under the Stock Option Plan:

A.  INCENTIVE STOCK OPTIONS

    GRANT AND EXERCISE. No taxable income is recognized by the optionee at the time of the ISO grant, and no taxable income is generally recognized at the time the ISO is exercised.

    DISPOSITION. For Federal tax purposes, dispositions of ISO shares are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of shares purchased under an ISO if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the date the option is granted and more than one (1) year after the date the option is exercised for the particular shares involved in the disposition. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

    Upon a qualifying disposition of the purchased shares, the optionee will recognize a long-term capital gain equal to the excess of (i) the amount realized upon the sale or disposition over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, then the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess of (i) the fair market value of such shares on the ISO exercise date over (ii) the exercise price paid for the shares. Any additional gain recognized upon the disposition will be a capital gain, which will be long-term if the shares have been held for more than one year following the exercise date.

    EMPLOYER DEDUCTION. If the optionee makes a disqualifying disposition, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by optionee as a result of such disposition. Unless the optionee makes a disqualifying disposition, no business expense deduction may be taken by the Company. The Company anticipates that any compensation deemed paid by the Company upon the disqualifying disposition of shares acquired under ISOs granted after December 31, 1997 will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

B.  NON-STATUTORY OPTIONS

    GRANT. No taxable income is recognized by an optionee upon the grant of a non-statutory option.

    EXERCISE. The optionee will in general recognize ordinary income in the year in which the non-statutory option is exercised equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

    EMPLOYER DEDUCTION. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the exercise of the non-statutory option. The deduction will, in general, be allowed for the same taxable year in which the ordinary income is recognized by the optionee. The Company anticipates that any compensation deemed paid by the Company upon the exercise of non-statutory stock options granted after December 31, 1997 with an exercise price equal to the fair market value of the option shares on the grant date will be deductible by the Company and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company.

C.  STOCK APPRECIATION RIGHT

    If any stock appreciation rights under the Stock Option Plan are exercised for cash or common stock, the optionee will recognize ordinary income equal to the cash plus the fair market value of any shares of common stock received. The Company will be entitled to a corresponding tax deduction equal to the amount of ordinary income recognized by the optionee.

ACCOUNTING TREATMENT

    Under present accounting rules, neither the grant nor exercise of options with an exercise price equal to the fair market value of the option shares on the grant date will result in a direct charge to the Company's reported earnings. However, the Company must disclose, in footnotes and pro-forma statements to the Company's financial statements, the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. Option grants made at a discount from the fair market value of the common stock on the grant date will give rise to a direct compensation expense equal to the amount of the discount. This expense will generally be deferred and amortized over the period during which the option vests. In addition, the number of outstanding options, whether granted at or below the fair market value of the option shares on the grant date will be a factor in determining the Company's earnings per share on a fully-diluted basis.

    Should one or more optionees be granted Tandem or Independent Rights, then compensation expense will arise as a direct charge to the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the common stock subject to outstanding Tandem Rights has increased from prior quarter-end will be accrued as compensation expense, to the extent such amount is in excess of the aggregate exercise price payable for the shares. For Independent Rights, only a specified percentage (not to exceed 100%) of such increase (depending upon the percentage of the appreciation payable under such rights) will be accrued as a compensation expense.

RECOMMENDATION

    The affirmative vote of a majority of the outstanding shares of the Company's common stock present or represented and entitled to vote at the 1998 Annual Meeting is required for approval of the amendment to the Stock Option Plan. If such approval is obtained, the amendment will become effective immediately. Should such shareholder approval not be obtained, then no stock options or stock appreciation rights will be granted on the basis of the 300,000-share increase which forms part of this Proposal. However, the Stock Option Plan shall continue in effect, and stock options and stock appreciation rights may continued to be granted until the share reserve as last approved by the shareholders is issued.

    The Board of Directors believes that the amendment to the Stock Option Plan is necessary to assure that the Company will continue to have the opportunity to utilize equity incentives in order to attract and retain the valuable services of key employees. For this reason, the Board of Directors unanimously recommends a vote FOR this proposal.

                                 PROPOSAL NO. 3
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee of the Board, appointed Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998, subject to ratification by the shareholders at the Annual Meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires, and to respond to appropriate questions. The Board of Directors recommends that the shareholders approve this appointment. Although this appointment is not required to be submitted to a vote by the shareholders, the Company continues to believe it appropriate, as a matter of policy, to request the shareholders' ratification. If the shareholders do not ratify this appointment, the Board of Directors will reconsider such selection.

                             SHAREHOLDER PROPOSALS

    A shareholder who intends to present a proposal at the 1999 Annual Meeting of Shareholders must submit such proposal by November 26, 1998, for inclusion in the Company's 1999 proxy statement and form of proxy relating to such meeting. The proposal must be mailed to Ms. Maria M. Pope, Treasurer and Secretary, Pope & Talbot, Inc., 1500 S.W. First Avenue, Portland, Oregon 97201. Such proposals will be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                            SOLICITATION OF PROXIES

    The cost of soliciting proxies in the enclosed form will be borne by the Company. In addition to solicitation by mail, officers and other employees of the Company may solicit proxies personally or by telephone. The Company may request banks and brokers or other similar agents or fiduciaries to transmit the proxy materials to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which will be presented for action at the meeting. However, if other matters come before the meeting, the persons named in each proxy intend to vote it in accordance with their best judgment.

                        ANNUAL REPORT--FINANCIAL MATTERS

    The annual report to shareholders covering the operations of the Company for the year 1997, including financial statements is enclosed herewith.

                                          By order of the Board of Directors

                                          Maria M. Pope
                                          TREASURER AND SECRETARY

                           POPE & TALBOT, INC.
                                PROXY

                PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF SHAREHOLDERS, APRIL 30, 1998

      The undersigned hereby appoints Peter T. Pope, Hugo G. L. Powell and Brooks Walker, Jr., jointly and severally, with full power of substitution, proxies of the undersigned, to vote the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Pope & Talbot, Inc., to be held on April 30, 1998, and at any adjournments thereof:

--------------------------------------------------------------------------------
                             -  FOLD AND DETACH HERE  -

                                                                                                Please mark
                                                                                                your votes as    / X /
                                                                                                indicated in
                                                                                                this example

WITH   WITHOUT                                                                                           FOR    AGAINST    ABSTAIN
/  /    /  /    1. Authority to vote for the following     2.  The proposal to approve an amendment to   /  /    /  /       /  /
                   nominees to the Board of Directors to       the Stock Option and Appreciation Plan
                   serve three-year terms, as described        to (i) increase the number of shares of
                   in the accompanying Proxy Statement         common stock authorized for issuance
                   (THE BOARD OF DIRECTORS FAVORS A VOTE       thereunder by an additional 300,000
                   WITH AUTHORITY):                            shares and (ii) impose a 200,000-share
                                                               limit on the maximum number of shares
                   HAMILTON W. BUDGE, CHARLES CROCKER,         of common stock for which any one
                   MICHAEL FLANNERY                            participant in such Plan may be granted
                                                               stock options and stock appreciation
(INSTRUCTION: To withhold authority to vote for any            rights in the aggregate per calendar
individual nominee, write that nominee's name in the space     year, beginning with the 1998 calendar
provided below.)                                               year (THE BOARD OF DIRECTORS RECOMMENDS
                                                               A VOTE FOR):

--------------------------------------------------------   3.  The proposal to ratify the selection of   FOR    AGAINST    ABSTAIN
                                                               Arthur Andersen LLP to continue as        /  /    /  /        /  /
                                                               independent certified public accountants
                                                               for the year 1998 (THE BOARD OF DIRECTORS
                                                               RECOMMENDS A VOTE FOR): AND

                                                           4.  In their discretion, upon any such other
                                                               matters as may properly come before the
                                                               meeting.


                                                                 UNLESS OTHERWISE SPECIFIED, THE PROXIES ARE GRANTED THE AUTHORITY
                                                                 TO VOTE FOR THE ELECTION OF ALL OR ANY OF THE NOMINEES FOR
                                                                 DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

                                                                 PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.




                                                                                  Dated                                       , 1998
---------------------------------------------------------------------------------        ------------------------------------
Please sign here exactly as name(s) appear(s) hereon. (When signing as attorney, administrator, trustee, guardian or corporate officer, please so indicate.)


-----------------------------------------------------------------------------------------------------------------------------------
                                                             -  FOLD AND DETACH HERE  -

                                 POPE & TALBOT, INC.

                          STOCK OPTION AND APPRECIATION PLAN

                                    PLAN AMENDMENT


          THE POPE & TALBOT STOCK OPTION AND APPRECIATION PLAN, as amended and restated effective March 1, 1993 (the "Plan"), is hereby further amended and modified, effective as of February 4, 1998.

          1. Section III(a) of the Plan is hereby amended in its entirety to read as follows:

               (a) The stock which is to be made the subject of the options or stock appreciation rights granted under the Plan shall be the Corporation's authorized but unissued or reacquired common stock ("Common Stock"). In connection with the issuance of shares under the Plan, the Corporation may repurchase shares of Common Stock on the open market or otherwise. The total number of shares issuable in the aggregate under the Plan and the Corporation's Restricted Stock Bonus Plan (the "Restricted Plan") shall not exceed 2,000,000 shares. However, from and after February 28, 1998, not more than 1,360,182 shares may be issued under the Plan, and none of the shares attributable to the 400,000-share increase approved by the stockholders at the 1993 Annual Meeting or the 300,000-share increase effected by this Plan Amendment shall be issuable under the Restricted Plan. In addition, the Committee may issue (i) Independent Stock Appreciation Rights (as defined in Section VI) covering up to a total of 1,500,000 shares of Common Stock over the term of the Plan and (ii) Tandem Stock Appreciation Rights (as defined in Section VI) covering up to a total of 1,700,000 shares of Common Stock over the term of the Plan.

          2. Section III(c) of the Plan is hereby redesignated as Section III(d), and new Section III(c) is hereby added to the Plan to read as follows:

               (c) In no event shall any one participant in the Plan receive stock options and separately exercisable stock appreciation rights for more than 200,000 shares of Common Stock in the aggregate per calendar year, beginning with the 1998 calendar year.

          3.   Redesignated Section III(d) is hereby amended to read as follows:

               (d) In the event that any change is made to the Common Stock issuable under the Plan or subject to any outstanding stock option or stock appreciation right granted under the Plan (whether by reason of (I) any merger, consolidation or other reorganization or (II) any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change in corporate structure effected without the Corporation's receipt of consideration), appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which Independent and Tandem Stock Appreciation Rights may each be granted over the term of the Stock Option Plan, (iii) the maximum number and/or class of securities for which Independent Stock Appreciation Rights and Tandem Stock Appreciation Rights may each be granted in any one calendar year, (iv) the maximum number and/or class of securities which may in the aggregate be issued under the Plan and the Restricted Plan, (v) the maximum number and/or class of securities for which stock options and separately exercisable stock appreciation rights may be granted under the Plan to any one participant per calendar year, beginning with the 1998 calendar year, and (vi) the number and/or class of securities and price per share in effect under each outstanding stock option and stock appreciation right.

          4. There is hereby added to Article VIII of the Plan new section (f) to read as follows:

               (f) No option or stock appreciation right shall be granted on the basis of the 300,000-share increase which forms part of this Plan Amendment, unless and until this Plan Amendment is approved by the stockholders at the 1998 Annual Meeting. Should such stockholder approval not be obtained, then the 300,000-share increase shall not be implemented; however, the Plan shall continue in effect until the share reserve as last approved by the stockholders has been issued pursuant to the exercise of stock options and stock appreciation rights granted under this Plan.

          5. Except as modified by this Plan Amendment, all the terms and provisions of the Plan (as amended and restated effective March 1, 1993) shall continue in full force and effect.

          IN WITNESS WHEREOF, POPE & TALBOT, INC. has caused this Plan Amendment to be executed on its behalf by its duly authorized officer as of the effective date indicated above.


                                   POPE & TALBOT, INC.


                                   BY:  /S/ ROBERT J. DAY
                                       ----------------------------

                                   TITLE:  SENIOR VICE PRESIDENT AND CFO
                                          -------------------------------

                                       2